UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12
SPARTA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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To All SPARTA Employees:
As many of you already know, SPARTA filed its Definitive Proxy Statement with the Securities and Exchange Commission (SEC) on March 5, 2008. The proxy statement contains very important information regarding the upcoming Special Stockholders Meeting at which our stockholders will vote whether to adopt the merger agreement between SPARTA and Cobham.
Our proxy solicitor is in the process of mailing the proxy statements and the related proxy cards to our stockholders. Please note that this information is being sent to your home address. If you wish to view the proxy statement on-line, it is available through the SEC’s EDGAR system, accessible through your normal Internet connection. Below is a link to the proxy statement.
http://www.sec.gov/Archives/edgar/data/875623/000089256908000250/a37608dmdefm14a.htm
As noted in the proxy statement, the SPARTA Board of Directors has scheduled the special stockholders meeting for Friday, April 11 at 9:00 am in the Grand Conference Room (4th floor) in the Rosslyn office. We will also have the Large Conference Room (11th floor) available if attendance exceeds the GCR’s capacity.
We encourage all of our stockholders to complete, sign and return their proxy card early, in order to ensure that we have sufficient votes to constitute a quorum at the special stockholder meeting. Your vote is very important!
Best regards,
David Schreiman
Chief Financial Officer